May 7, 2024

Sky Quarry Inc.

707 W. 700 S. Suite 101

Woods Cross, UT 84087

Re:Sky Quarry Inc. Registration Statement on Form 1-A for an offering by the Company of up to 3,333,333 shares of Common Stock, Agent Warrants for the purchase of up to 76,666 shares of Common Stock, up to 76,666 shares of Common Stock underlying Agent Warrants, and up to 4,852,224 shares of Common Stock underlying Investor Warrants

Ladies and Gentlemen:

We have acted as counsel to Sky Quarry Inc., a Delaware corporation (the “Company”), in connection with the proposed offering by the Company of up to 3,333,333 shares of the Company’s Common Stock (the “Common Shares”), Agent Warrants for the purchase of up to 76,666 shares of Common Stock (the “Warrants”), up to 76,666 shares of Common Stock underlying Agent Warrants, and up to 4,852,224 shares of Common Stock underlying Investor Warrants (the “Warrant Shares” and, together with the Shares and Warrants, the “Securities”) pursuant to the Company's Offering Statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

We have reviewed the Company's charter documents, the Offering Statement and the corporate proceedings taken by the Company in connection with the offer, issuance and sale of the Securities. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the original of such copies.

Based on such review, we are of the opinion that

(a)the Common Shares are duly authorized and when, as and if issued and delivered by the Company against payment therefore, as described in the Offering Statement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

ONE UTAH CENTER • 201 SOUTH MAIN STREET, SUITE 2200

SALT LAKE CITY, UT 84111-2216 •TEL & FAX (801) 322-2516

Sky Quarry Inc.

May 7, 2024

(b)the Warrants are duly authorized and when, as and if issued and delivered by the Company against payment therefore, as described in the Offering Statement, will constitute valid and legally binding obligations of the Company to issue and sell, upon exercise thereof and payment of the exercise price therefor, the number and type of securities of the Company called for thereby in accordance with the terms thereof and the Warrants are enforceable against the Company in accordance with their terms; provided, however, that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law); and

(c)the Warrant Shares are duly authorized and when, as and if issued and delivered by the Company against payment therefore pursuant to the Warrant, as described in the Warrant, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

No opinion is being rendered hereby with respect to the truthfulness, accuracy or completeness of the Offering Statement or any portion thereof.

We consent to the filing of this opinion letter as an exhibit to the Offering Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

CLYDE SNOW & SESSIONS

/s/ Brian A. Lebrecht

Brian A. Lebrecht